Exhibit 99.2

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
Chairman, President and CEO
(213) 627-9888
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Declares Quarterly Cash Dividend of $0.10 Per Share

Los Angeles, CA, October 17, 2019 - RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company”, announced that its Board of Directors has declared a quarterly cash dividend of $0.10 per share. The dividend is payable on November 15, 2019 to common shareholders of record as of October 31, 2019.

Corporate Overview

RBB Bancorp is a community-based bank holding company headquartered in Los Angeles, California.  RBB has total assets of approximately $2.8 billion. Its wholly-owned subsidiary, Royal Business Bank, is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County and Ventura County in California, in Las Vegas, Nevada, and Brooklyn, Queens, and Manhattan in New York. RBB services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. Royal Business Bank has ten branches in Los Angeles County, two branches in Ventura County, one branch in Irvine, California, one branch in Las Vegas, Nevada, and eight branches and one loan operation center in Brooklyn, Queens and Manhattan, New York. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. RBB Bancorp's website address is www.royalbusinessbankusa.com.